For Immediate Release:

Contacts:
Peerless Systems Corporation:
Bill Neil
Chief Financial Officer
(310) 297-3146

Adobe Amends Terms of Agreement with Peerless

EL SEGUNDO, Calif., August, 7, 2008 — Peerless Systems Corporation (Peerless) (NASDAQ: PRLS) today announced that Adobe Systems Incorporated (Adobe) has agreed to amend the terms of the PostScript Software Development License and Sublicense Agreement that it entered into with Peerless on July 23, 1999. Although the Agreement will not be renewed beyond June 30, 2008, the Agreement Amendment allows Peerless to (a) continue licensing Adobe’s PostScript page description language, as part of products existing as of June 30, 2008, through the commercial life of these existing products, and (b) license Adobe’s PostScript page description language, through March 2010, to Peerless’ OEM customers for development of follow on products to existing products, or for the development of new products that were in the development or proposal stage as of June 30, 2008, with continued distribution rights of these new or follow on products beyond March 30, 2010 for the commercial life of these products provided, in each case continued compliance with the terms of the Agreement. Additional details related to the agreement can be found in a Form 8-K filing being made today by Peerless with the Securities and Exchange Commission.

“We are pleased that we have been able to extend our relationship with Adobe and to continue Adobe Postscript licensing and support capabilities to our valued customers in the digital imaging marketplace” said Rick Roll, Peerless president and chief executive officer.

About Adobe Systems
Adobe revolutionizes how the world engages with ideas and information. For more than two decades, the company's award-winning technologies and software have redefined business, entertainment, and personal communications by setting new standards for producing and delivering content that engages people anywhere at anytime. From rich images in print, video, and film to dynamic digital content for a variety of media, the impact of Adobe solutions is clear to anyone who creates, views, and interacts with information. Headquartered in San Jose, California, Adobe Systems generates annual revenues exceeding US$1 billion and is traded on the Nasdaq Stock Market under the symbol ADBE.

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera Mita. Peerless retained the rights to continue licensing these technologies to customers in the digital document markets As a result of the sale, Peerless intends to use its cash on hand to actively pursue acquisitions and mergers that result in enhanced shareholder value.

Forward Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Peerless Systems Corporation’s filings with the Securities and Exchange Commission. All information in this release is as of August 7, 2008. Peerless Systems Corporation undertakes no duty to update any forward-looking statements made herein.